                                                                       EXHIBIT 1

                                   [VSNL LOGO]

                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary
HQ/CS/CL.24B/9943
1 July 2003

Sir,
            Sub: Intimation under Clause 36 of the Listing Agreement

         Further to our earlier letters No.HQ/CS/CL.24B/9939 and No.HQ/CS/CL.24B/9940 both dated 26 June 2003 as also pursuant to Clause 36 of the Listing Agreement, please be informed that VSNL has acquired assets & network of an existing International IP-VPN solution provider in the US, Europe and Far East on June 30th. 2003. Eventually, VSNL America Inc., a wholly owned subsidiary of VSNL, is expected to own and operate the international assets. The Press Release in this respect is attached herewith.

Thanking you,
                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited


                                                                     R.N. Aditya

To:-

1) Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 001. Fax No.(22) 2722061, 2721072.

2) The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37 24.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

6) National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. :
     497 29 93.

7) Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

8) Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

9) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400
     023. Fax : 267 3199

10)  Mr. Pavithra Kumar, Sr. Mgr(FA), for SEC filing requirements, Fax 1195

                                   [VSNL LOGO]

                          VIDESH SANCHAR NIGAM LIMITED

                                  PRESS RELEASE


   "VSNL ACQUIRES CAPABILITY TO PROVIDE INTERNATIONAL VPN SERVICES WORLD WIDE"


MUMBAI JULY 1, 2003: VSNL announces the acquisition of assets and network of an existing International IP-VPN solution provider in the US, Europe and Far East on June 30th 2003. The acquisition helps VSNL catapult into the world-wide league of international VPN Service providers. Although, the network is ready for service in 15 countries, VSNL would announce services in a phased manner. To begin with it will focus on 8 countries including US as well as some European and far east countries. The network is state of the art MPLS network that offers cost-effective, scalable and secure Managed IP-VPN solutions that are available with a variety of access, connectivity and management options.

"The acquisition catapults VSNL into the league of Global telecommunications players. It enhances VSNL's existing network capabilities and gives us a ready VPN platform in high traffic regions in the US, Europe and Far East", said Mr. N Srinath, Director (Operations), VSNL. "The state-of-the -art VPN network will enable VSNL to offer end-to-end Voice and Data Services on its own network", he added.

The "ready for service" network will give VSNL a major head start helping it to offer services almost immediately. New services like Video on Fibre to US/ Europe, and also managed IP services can also be provided. It will now be carried on the end-to-end VSNL managed network.

International VPN (IVPN) is a rapidly growing business, serving the global needs of Indian IT services companies and MNCs. In India, the IVPN market is still nascent; however, certain estimates place the market size to grow exponentially to reach about Rs.400 Crore over the next 3-4 years. VSNL is expected to sell and service Indian as well as international customers on its network now spread across the world.

Earlier, on 24th June 2003, VSNL formed a fully owned subsidiary "VSNL America Inc", as a Delaware Corporation in the US. Eventually this Subsidiary of VSNL is expected to own and operate the international assets.

ABOUT VIDESH SANCHAR NIGAM LIMITED:

Videsh Sanchar Nigam Limited is India's leading provider of International Telecommunications and Internet Services. Besides International Long Distance services, VSNL also offers a host of other value added services like internet and data services, and specialized services that include Video Conferencing, Television / Video uplinking, Program transmission services, Frame relay services and Inmarsat services. VSNL has also started offering National Long Distance services. With established relations with over 80 carriers across the globe, VSNL today has a strong infrastructure base that covers multiple gateways, earth stations and submarine cable systems.

VSNL is listed across all the major stock exchanges in India and also has its ADRs listed on the New York Stock Exchange. (www.vsnl.com)

FOR FURTHER DETAILS CONTACT:

Dr. G. C. Banik, Chief General          Ms. Divya Kottayil / Ms. Ayesha Silviera
 Manager (PR),                          Vaishnavi Corporate Communications
Videsh Sanchar Nigam Limited,           Tel: 91-22-56568787/07/12
Tel: 91-22-22624007


FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Certain words and statements in this release concerning VSNL and its prospects, and other statements relating to VSNL's expected financial position, business strategy, the future development of VSNL's operations and the general economy in India, are forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements of VSNL, or industry results, to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements are based on numerous assumptions regarding VSNL's present and future business strategies and the environment in which VSNL will operate in the future. The important factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements include, among others, changes in government policies or regulations of India and, in particular, changes relating to the administration of VSNL's industry, and changes in general economic, business and credit conditions in India. Additional factors that could cause actual results, performance or achievements to differ materially from such forward-looking statements, many of which are not in VSNL's control, include, but are not limited to, those risk factors discussed in VSNL's various filings with the United States Securities and Exchange Commission. These filings are available at www.sec.gov. These forward-looking statements speak only as of the date of this release. VSNL expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement contained herein to reflect any change in VSNL's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.